EXHIBIT 10.13(c)

December 5, 2000

StockerYale Canada Inc.

3549 Rue Ashby

Saint-Laurent, QC H4R 2K3

CAN

Attn: Mr. Alain Beauregard and Mr. Luc Many,

Dear Sirs

We are pleased to offer the Borrower the following credit facilities (the “Facilities”), subject to the terms and conditions outlined below.

BORROWER	StockerYale Canada Inc. (the “Borrower”)

LENDER	The Toronto-Dominion Bank (the “Bank”), through its 3773 Cote Vertu branch, in St-Laurent, Quebec.

CREDIT LIMIT	1)	The lesser of:
	i)	$2,000,000. CDN$[or its US$Equivalent], AND
ii)

the TOTAL of  operating loans (including Bankers Acceptances), net of assigned credit balances, Letters of Credit Accepted, 20% of Letters of Credit Available and  L/G do not exceed 80% of accounts receivable (Cdn Equiv), net of over 90 day and related accounts (StockerYale, Stilson Asiatic, CorkOpt and Optune) and net of accounts excluded by Export Development Corporation (“EDC”).

iii)

Receivable shortfalls permitted to a maximum of $500,000, for periods not exceeding 90 days, to be covered 300% by order book plus 300% by inventory, after taking into account portion required for term loan coverage.

	iv)	50% of term loan, Facility # 2, to be covered by inventory at cost, as evidenced by monthly stock declarations.
	2)	$375,000. CDN$
	3)	$68,750. CDN$
	4)	$67,500. CDN$
	5)	$600,000. CDN$
	6)	$2,112,500 CDN$
	7)	$200,000. CDN$
	8)	$112,500. CDN$
	9)	$200,000. CDN$

TYPE OF CREDIT
AND BORROWING
OPTIONS	1)	Operating Loan available at the Borrower’s option by way of:
	—	Prime Rate Based Loans in CDN$(“Prime Based Loans”)
	—	Bankers Acceptances in CDN$(“B/As”)
	—	United States Base Rate Loans in US$(“USBR Loans”)
	—	Letters of Credit in CDN$or US$(“L/Cs”)
	—	Stand-by Letters of Guarantee in CDN$(“L/Gs”) limited to $9,000. CDN$

	2)	Demand (Reducing)

	3,4,5,8)	Commercial Instalment Loans (“CIL’s”)

	6,7)	Commercial Mortgage Loans

	9)	Commercial Term Loan (“CTL”)

PURPOSE	1)	To finance current assets
	2)	To provide liquidity to complete acquisition of company
	3)	To finance new equipment and perform leasehold improvements
	4,5)	To finance machinery and equipment acquisitions
	6)	To finance the purchase of a commercial property in Dollard-Des-Ormeaux to relocate the company’s operations.
	7)	To finance a piece of land adjacent to the property being acquired in Dollard-Des-Ormeaux.
	8)	To finance systems and equipment being purchased with the building in Dollard-Des-Ormeaux.
	9)	To finance leasehold improvements to be performed into the property in Dollard-Des-Ormeaux.

TENOR	1,2)	Uncommitted
3,4,5,6,7,8,9,) Committed

TERM	1)	No term
	2)	4 years
	3)	5 years
	4)	3 years maximum
	5,8,9)	5 years maximum
	6,7)	5 years maximum

AMORTIZATION	2)	4 years maturity May 21,2002
	3)	5 years maturity May 18, 2003
	4)	3 years maximum from drawdown
	5,8,9)	5 years maximum from drawdown
	6,7)	15 years maximum from drawdown

INTEREST RATES
AND FEES	Advances shall bear interest and fees as follows:

	1)	Operating Loan:
Prime Based Loans: Prime Rate + 1% per annum
USBR Loans: USBR + 1% per annum
B/As: Stamping Fee at 2% per annum
L/Cs: As advised by the Bank at the time of issuance of the L/C
L/Gs: 2% per annum
Inventory financing premium: .0.50% per annum
to be levied monthly when applicable ( minimum $50.).

	2,3)	Prime Rate +2% per annum.

	4,5,8,9)	Prime Rate + 1.25% or fixed rate to determine at time of drawdown.

	6,7)	Prime Rate + 7/8% or fixed rate to determine at time of drawdown.

Interest Payments will be made in accordance with Schedule “A” attached hereto. Information on Interest Rate and Fee Definitions, Interest Rate Calculations and Payment is set out in the Schedule “A” attached hereto.

ARRANGEMENT
FEE		The Borrower has paid or will pay a non-refundable set up fee for facility 6,7,8,9 of $6,000.

ADMINISTRATION
FEE		$75. per month.

RENEWAL FEE		$2,500. renewal fee already paid

DRAWDOWN	1)	On a revolving basis. Notice periods, minimum amounts of draws, interest periods and terms for Banker’s Acceptances and other similar details are set out in the Schedule “A” attached hereto.

	2,3)	Fully drawn

	4,8)	Maximum 75% of cost of equipment (net of taxes). On presentation of invoices for equipment acquisition : after publication of securities.

	5,9)	Maximum 50% of cost of equipment and leasehold improvements (net of taxes). On presentation of invoices, after publication of securities. Partial drawdowns of minimum $100,000. each permitted.

	6)	Maximum 65% of the lowest of cost or economic value of property determined by an appraisal for lending purpose from an appraiser authorized by the Lender.

	7)	Maximum 50% of the lowest of cost or economic value of land determined by an appraisal for lending purpose from an appraiser authorized by the Lender.

BUSINESS CREDIT
SERVICE

The Borrower will have access to the Operating Loan (Facility 1) via Loan Account Number 4296-9732885 (the “Loan Account”) up to the Credit Limit of the Operating Loan by withdrawing funds from the Borrower’s Current Account Number 4296-0732885 (the “Current Account”). The Borrower agrees that each advance from the Loan Account will be in an amount equal to $5,000. (the “Transfer Amount”) or a multiple thereof. If the transfer amount is NIL, the Borrower agrees that an advance from the Borrower’s Loan Account may be in an amount sufficient to cover the debits made to the Current Account.

The Borrower agrees that:
	a)	all other overdraft privileges which have governed the Borrower’s Current Account are hereby canceled.
	b)	all outstanding overdraft amounts under any such other agreements are now included in Indebtedness under this Agreement.

The Bank may, but is not required to, automatically advance the Transfer Amount or a multiple thereof or any other amount from the Loan Account to the Current Account in order to cover the debits made to the Current account if the amount in the Current Account is insufficient to cover the debits. The Bank may, but is not required to, automatically and without notice apply the funds in the Current Account in amounts equal to the Transfer Amount or any multiple thereof or any other amount to repay the outstanding amount in the Loan Account.

REPAYMENT
1)

On demand.  If the Bank demands repayment, the Borrower will pay to the Bank all amounts outstanding under the Operating Loan, including without limitation, the amount of all unmatured B/As and  the amount of all drawn and undrawn L/Gs and L/Cs. All costs to the Bank and all loss suffered by the Bank.

2)

Floating Rate Demand Reducing loan on demand: Equal monthly payments of principal of $20,833.34 plus interest  commencing in July 1998 and continuing on the 21 day of each month until and including May 18, 2002 (the “Maturity Date”) when the balance of the Loan shall be paid, unless earlier demanded upon the occurrence of an Event of Default. Payment of Interest on Floating Rate Demand Reducing loan will be in accordance with Schedule “A” attached hereto.

3)             Equal monthly payments of $2,291.67 on principal plus interest.

4,5,6,7,8,9)

Fixed Rate Term Loan: Equal monthly payments of principal and interest unless earlier demanded upon occurrence of an Event of Default.  The amount of the monthly payment, the date on which the monthly payments begin, the day of the month each monthly payment is due and the date of the final monthly payment (the “Maturity Date”) shall be determined on the date of drawdown and set out in written notice to you (the “Rate and Payment Terms Notice”).

or

Floating Rate Term Loan: Equal monthly payments of principal unless earlier demanded upon occurrence of an Event of Default.  The amount of the monthly payment, the date on which the monthly payments begin, the day of the month each monthly payment is due and the date of the final monthly payment (the “Maturity Date”) shall be determined on the date of drawdown and set out in written notice to you (the “Rate and Payment Terms Notice”).

Payment of interest on Floating Rate Term Loans will be in accordance with Schedule “A” attached hereto.

PREPAYMENT

Prepayment charges referred to in Schedule “A” for Facilities where the Tenor is described as Committed and Drawdown is not on a revolving basis are waived for amounts outstanding that have been borrowed by way of Prime Based Loans or USBR Loans.

SECURITY

The following security shall be provided, shall support all present and future indebtedness and liability of the Borrower and the grantor of the security to the Bank including without limitation indebtedness and liability under guarantees, foreign exchange contracts, cash management products, and derivative contracts, shall be registered in first position, and shall be on the Bank’s standard form, supported by resolutions and solicitor’s opinion, all acceptable to the Bank.

ALL FACILITIES

a)	Movable Hypothec from the Borrower in the amount of $6,000,000. on the universality of property:
property in stock;
claims, receivable, book debts and other movable property;
securities;
equipment and road vehicles;
trade marks and intellectual property rights;
CDN and US credit balances;
all movable property, corporeal and incorporeal, present and future;

b)	Security on inventory under Section 427 of the Bank Act from the Borrower;

c)	Adequate fire insurance on stock, equipment and building with loss payable to the Bank;

d)	TD Credit Insurance in the amount of $604,461. on the life of Alain Beauregard;

e)	TD Credit Insurance in the amount of $299,733.. on the life of Luc Many;
f)	Movable Hypothec on life insurance in the amount of $200,000. on the life of Luc Many;

g)	Unlimited Guarantee Agreement dated May 13, 1998 by STOCKER & YALE INC. (corporate name since modified for StockerYale Inc.) in favour of Lasiris Inc ,(corporate name since modified for StockerYale Canada Inc.), Lasiris Holdings Inc., 2620-1483 Quebec Inc., and 9063-5251 Quebec Inc. covering present and future indebtedness and liabilities to the Bank, direct and indirect ,actual or contingent, in principal, interest or otherwise and any other amount for which any of the debtors may become liable to the Bank.

h)	Copy of EDC Insurance for minimum $2,500,000. with Direction to Pay instructions acknowled by EDC.

FACILITY # 1

i)	Bankers’ Acceptance agreement and power of attorney re: Banker’s Acceptance;

j)	Indemnity agreement re: letter of guarantee;

FACILITY # 3

k)	Movable Hypothec in the amount of $110,000. from the Borrower on specific equipment and leasehold improvements;

FACILITY # 4

l)	Movable Hypothec in the amount of $67,500. from the Borrower on specific equipment and leasehold improvements;

FACILITY # 5

m)	Movable Hypothec in the amount of $600,000. from the Borrower on specific equipment;

FACILITY # 6

n)	Immovable Hypothec (1st rank) in the amount of $2,500,000. on lot #270-28 of Paroisse Ste-Genevieve, land and building at 275 & 295 Kesmark, Dollard-Des-Ormeaux, Quebec.

FACILITY # 7

o)	Immovable Hypothec (1st rank) in the amount of $200,000. on lot #270-25 of Paroisse Ste-Genevieve, land adjacent to 275 Kesmark, Dollard-Des-Ormeaux, Quebec.

p)	Copy of responsibility insurance on vacant land;

OTHER

q)	TD Visa indemnity agreement.

All of the above hypothecs are in an amount of   120% of above mentioned amounts with interest thereon at a rate of 25% per annum.

All persons and entities required to provide a guarantee shall be referred to in this Agreement individually as a “Guarantor” and collectively as the “Guarantors”;

All of the above security and guarantees shall be referred to collectively in this Agreement as “Bank Security”.

DISBURSEMENT

CONDITIONS                                                                                                              The obligation of the Bank to make any loan hereunder is subject to the Standard Disbursement Conditions contained in Schedule “A” and the following additional drawdown conditions:

Delivery to the Bank of:
a)	confirmation Borrower’s name change to be obtained prior to preparation of any new security;
b)	copy of invoices with proof of payment for equipment and leasehold improvement purchases.

c)	proof of $1,200,000. cash injection into capital shares from StockerYale Inc.
d)	copy of accepted purchase offer for vacant land.
e)	original copy of appraisal(s) for each property by an appraiser approved by the Bank.
f)	satisfactory environmental audit Phase 1 for each property by a firm approved by the Bank.
g)	satisfactory recent certificate of locations for each property.
h)	applicable security publication, documentation and confirmation of insurance coverage.
i)	immovable hypothec prepared by a notary approved by the Bank, with satisfactory notary’s opinion and proof of tax payments for each property.

REPRESENTATIONS

AND WARRANTIES                                                                             All representations and warranties shall be deemed to be continually repeated so long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect. The Borrower makes the Standard Representations and Warranties set out in Schedule “A”, and in addition, represents and warrants that:

a)             the Borrower is a wholly owned subsidiary of the Guarantor.

POSITIVE

COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will and will ensure that its subsidiaries and each of the Guarantors will observe the Standard Positive Covenants set out in Schedule “A” and in addition will:

a)             Provide,quarterly unaudited consolidated financial statements of StockerYale Inc. and audited annual consolidated financial statements of StockerYale Inc. within 60 days and 90 days of each respective period.

b)            Provide the Bank with monthly in-house financial statements of the Borrower, aged accounts receivable list (with countries identified and detail of EDC excluded accounts) ,stock declaration and accounts payable listing within 20 business days after each  month end with list of orders-on-hand including full details (i.e. names and amounts).

c)             Provide proof of immovable properties tax payments within 30 days following due date(s).

d)            Limit annual withdrawals, dividends and/or bonuses to an aggregate of $200,000. except for compensation agreement with sellers, no withdrawals, dividends, bonuses and capital to be distributed or paid without the prior written consent of the Bank.

NEGATIVE

COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will and will ensure that its subsidiaries and each of the Guarantors will observe the Standard Negative Covenants set out in Schedule “A”.

Permitted Liens as referred to in Schedule “A” include all liens related to current security interests and all future aand all future liens for the replacement of equipment for which a security interest currenttly exists.

FINANCIAL
COVENANTS		The Borrower agrees at all times to:

a)

maintain Net Working Capital of not less than $1,500,000.. at all times.Net Working Capital shall consist of current assets less loans to shareholders, employees and any other related parties and less current liabilities including unpostponed loans from the shareholders.

	b)	maintain a Debt Service Coverage of not less than 1.25. The Debt Service Coverage to be calculated as follows:

EBITDA + Leases + Rents less maintenance CAPEX
(Principal /1-tax rate) + Interest + Leases + Rents

EBITDA is defined as Earnings Before Interest, Income Taxes, Depreciation, and Amortization.

CAPEX = mandatory capital expenditures to maintain the Borrower’s competitive position.

c)	maintain a Total Debt to Tangible Net Worth ratio not greater than 2.0:1.

Debt is defined as the Borrower’s total indebtedness for borrowed money less loans made by the shareholders to the Borrower and postponed in favour of the Bank.

Tangible Net Worth is defined as shareholder’s equity plus loans made by the shareholders to the Borrower and postponed in favour of the Bank, less loans to its shareholders, employees and other related parties and less intangible assets including without limitation, goodwill, research and development, franchises, patents and trademarks.

DEFAULT

The Bank may accelerate the payment of principal and interest under any committed credit facility hereunder and cancel any undrawn portion of any committed credit facility hereunder, at any time after the occurrence of any one of the Standard Events of Default contained in Schedule “A” attached hereto or after any one of the following additional Events of Default:

a)             If there shall occur a change in the ownership or capital structure of the Borrower

ANCILLARY

FACILITIES

In addition to the Facilities, the Bank has made available to Borrower  the following ancillary facilities (the “Ancillary Facilities”) which the Borrower agrees will not be used for speculative purposes:

1)	TD Business Visa Cards up to $15,000. CDN$
2)	Forward Foreign Exchange Facility which allows the Borrower to enter into up to $5,000,000. US$for period up to 12 months from the date the Forward Foreign Exchange contract is entered into.
3)	Spot Foreign Exchange Facility which allows the Borrower to enter into up to $1,000,000. US$for settlement on a spot basis.

AVAILABILITY OF

OPERATING LOAN

The Operating Loan is uncommitted, made available at the Bank’s Discretion, and is not automatically available upon satisfaction of the terms and conditions, conditions precedent, or financial tests set out herein.

The occurrence of an Event of Default is not a precondition to the Bank’s right to accelerate repayment and cancel the availability of the Operating Loan.

LANGUAGE
PREFERENCE	This Agreement has been drawn up in the English language at the request of all parties.
SCHEDULE “A” -
STANDARD
TERMS AND
CONDITIONS

Schedule “A” sets out the Standard Terms and Conditions (“Standard Terms and Conditions”) which apply to these credit facilities. The Standard Terms and Conditions, including the defined terms set out therein, form part of this Agreement, unless this letter states specifically that one or more of the Standard Terms and Conditions do not apply or are modified.

OTHER

AGREEMENTS                    This offer constitutes an amendment to the Credit Agreement dated May 13, 1998 between the Toronto Dominion Bank and Lasiris Inc. with the intervention of Stocker & Yale Inc.

We trust you will find these facilities helpful in meeting your ongoing financing requirements.  We ask that if you wish to accept this offer of financing (which includes the Standard Terms and Conditions), please do so by signing and returning the attached duplicate copy of this letter to the undersigned.  Please have the Guarantor(s) sign the letter below where indicated.  This offer will expire if not accepted in writing and received by the Bank on or before December 22, 2000.

Yours truly,

Annie Demlakian Relationship Manager	Signing No.	Kevin Sanderson Manager Commercial Credit	Signing No.

SCHEDULE A

STANDARD TERMS AND CONDITIONS

1.  INTEREST RATE DEFINITIONS

Prime Rate means the rate of interest per annum (based on a 365/366 day year) established and reported by the Bank to the Bank of Canada from time to time as the reference rate of interest for determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness in Canada for Canadian dollar loans made by it in Canada.

The Stamping Fee rate per annum is based on a 365/366 day year and the Stamping Fee is calculated on the Face Amount of each B/A presented to the Bank for acceptance.

LIBOR means the rate of interest per annum (based on a 360 day year) as determined by the Bank (rounded upwards, if necessary to the nearest whole multiple of 1/16th of 1%) at which the Bank may make available United States dollars which are obtained by the Bank in the Interbank Euro Currency Market, London, England at approximately 11:00 a.m. (Toronto time) on the second Business Day before the first day of, and in an amount similar to, and for the period similar to the interest period of, such advance.

USBR means the rate of interest per annum (based on a 365/366 day year) established by the Bank from time to time as the reference rate of interest for the determination of interest rates that the Bank charges to customers of varying degrees of creditworthiness for US dollar loans made by it in Canada.

Any interest rate based on a period less than a year expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such determined rate multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the period upon which it was based.

2. INTEREST CALCULATION AND PAYMENT

Interest on Prime Based Loans and USBR Loans is calculated daily and payable monthly in arrears based on the number of days  the subject loan is outstanding.

The Stamping Fee is calculated based on the amount and the term of the B/A and payable upon acceptance by the Bank of the B/A. The net proceeds received by the Borrower on a B/A advance will be equal to the Face Amount of the B/A discounted at the Bank’s then prevailing B/A discount rate for the specified term of the B/A less the B/A Stamping Fee.

Interest on LIBOR Loans is calculated and payable on the earlier of contract maturity or quarterly in arrears, for the number of days in the LIBOR interest period.

L/C and L/G fees are payable at the time of issuance of the L/C or L/G.

Interest on Fixed Rate Loans is compounded monthly and payable monthly in arrears unless otherwise noted.

Interest is payable both before and after maturity or demand, default and judgment.

Each payment under this Agreement shall be applied first in payment of costs and expenses, then interest and fees and the balance, if any, shall be applied in reduction of principal.

For loans not secured by real property, all overdue amounts of principal and interest shall bear interest from the date on which the same became due until the date of payment at the All-In Rate plus 2% per annum.

3.  DRAWDOWN PROVISIONS

Prime Based and USBR Loans

There is no minimum amount of drawdown by way of Prime Based Loans and USBR Loans, except as stated in the section of the Agreement titled “Business Credit Services Agreement”, if that section of the Agreement has not been deleted. The Borrower shall provide the Bank with 3 Business Day’s notice of a requested Prime Based Loan or USBR Loan over $1,000,000.

B/As

The Borrower shall advise the Bank of the requested term or maturity date for B/As issued hereunder.  The Bank shall have the discretion to restrict the term or maturity dates of B/As. In no event shall the term of the B/A exceed the Maturity Date. The minimum amount of a drawdown by way of B/As is $500,000 and in multiples of $100,000 thereafter. The Borrower shall provide the Bank with 3 Business Day’s notice of a requested B/A drawdown.

The Borrower shall pay to the Bank the final amount of the B/A  at the maturity date of the B/A.

LIBOR

The Borrower shall advise the Bank of the requested LIBOR contract maturity period.  The Bank shall have the discretion to restrict the LIBOR contract maturity.  In no event shall the term of the LIBOR contract exceed the Maturity Date.  The minimum amount of a drawdown by way of a LIBOR Loan is $1,000,000, and shall be in multiples of $100,000 thereafter. The Borrower will provide the Bank with 3 Business Day’s notice of a requested LIBOR Loan.

L/C and/or L/G

The Bank shall have the discretion to restrict the maturity date of L/Gs or L/Cs.

B/A — Prime Conversion

The Borrower will provide the Bank with at least 3 Business Days notice of its intention either to convert a B/A to a Prime Based Loan or vice versa, failing which, the Bank may decline to accept such additional B/As or may charge interest on the amount of Prime Based Loans resulting from maturity of B/As at the rate of 115% of the rate applicable to Prime Based Loans for the 3 Business Day period immediately following such maturity.  Thereafter, the rate shall revert to the rate applicable to Prime Based Loans.

4.  PREPAYMENT

For Facilities available on a “revolving” basis, prepayment is not applicable.

For Facilities where the Tenor is described as “Committed” and Drawdown is not on a revolving basis, when not in default, the Borrower may prepay all or any part of the principal then outstanding upon payment of  interest accrued to the date of prepayment (“Prepayment Date”) and prepayment charges equal to the greater of:

(a)    three months’ interest on the amount of the prepayment using the interest rate applicable to the loan facility being prepaid ; and

(b)    the Interest Rate Differential.  “Interest Rate Differential” means the  amount, by which (i) the total amount of interest the Bank would have received on the amount prepaid had it not been prepaid but remained outstanding to the Maturity Date exceeds (ii) the total amount of interest the Bank would receive on the amount prepaid on a Fixed Rate Loan made for a term from the date of prepayment until the Maturity Date using the interest rate applicable to a Fixed Rate Loan the Bank would make to a borrower for a comparable facility on the Prepayment Date for a term expiring on the Maturity Date.

5.  STANDARD DISBURSEMENT CONDITIONS
The obligation of the Bank to make any loan or advance hereunder at any time is subject to the following conditions precedent:

a)      The Bank shall have received the following documents which shall be in form and substance satisfactory to the Bank:

i)               A copy of a duly executed resolution of the Board of Directors of the Borrower empowering the Borrower to enter into this Agreement;

ii)              A copy of any necessary government approvals authorizing the Borrower to enter into this Agreement;

iii)             All of the Bank Security and supporting resolutions and solicitors’ letter of opinion required hereunder;

iv)             The Borrower’s compliance certificate certifying compliance with all terms and conditions hereunder; and

v)              all operation of account documentation;

b)      The representations and warranties contained in this Agreement are correct.

c)      No event has occurred and is continuing which constitutes an Event of Default or would constitute an Event of Default, but for the requirement that notice be given or time elapse or both.

d)      The Bank has received the arrangement fee payable hereunder (if any) and the Borrower has paid all legal and other expenses incurred by the Bank in connection with the Agreement or the Bank Security.

6.  STANDARD REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants, which  representations and warranties shall be deemed to be continually repeated so long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, that:

a)      The Borrower is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the jurisdiction where the Branch/Centre is located and each other jurisdiction where the Borrower has property or assets or carries on business and the Borrower has adequate corporate power and authority to carry on its business, own property, borrow monies and enter into agreements therefor, execute and deliver the Agreement, the Bank Security, and documents required hereunder, and observe and perform the terms and provisions of this Agreement.

b)      There are no laws, statutes or regulations applicable to or binding upon the Borrower and no provisions in its charter documents or in any by-laws, resolutions, contracts, agreements, or arrangements which would be contravened, breached, violated as a result of the execution, delivery, performance, observance, of any terms of this Agreement.

c)      No Event of Default has occurred nor has any event occurred which, with the passage of time or the giving of notice, would constitute an Event of Default under this Agreement or which would constitute a default under any other agreement.

d)      There are no actions, suits or proceedings, including appeals or applications for review, or any knowledge of pending actions, suits, or proceedings against the Borrower and its subsidiaries, before any court or administrative agency which would result in any material adverse change in the property, assets, financial condition, business or operations of the Borrower.

e)      All material authorizations, approvals, consents, licenses, exemptions, filings, registrations and other requirements of governmental, judicial and public bodies and authorities required to carry on its business have been or will be obtained or effected and are or will be in full force and effect.

f)       The financial statements and forecasts delivered to the Bank fairly present the present financial position of the Borrower, and have been prepared by the Borrower and its auditors in accordance with Canadian  Generally Accepted Accounting Principles consistently applied.

g)      All of the remittances required to be made by the Borrower to the federal government and all provincial and municipal governments have been made, are currently up to date and there are no outstanding arrears.  Without limiting the foregoing, all employee source deductions (including income taxes, Employment Insurance and Canada Pension Plan), sales taxes (both provincial and federal), corporate income taxes, corporate capital taxes, payroll taxes and worker’s compensation dues are currently paid and up to date.

7. STANDARD POSITIVE COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will, and will ensure that its subsidiaries and each of the Guarantors will:

a)     Pay all amounts of principal, interest and fees on the dates, times and place specified herein and under any other agreement between the Bank and the Borrower.

b)     Advise the Bank of any change in the amount and the terms of any credit arrangement made with other lenders or any action taken by another lender to recover amounts outstanding with such other lender.

c)     Advise promptly after the happening of any event which will result in a material adverse change in the financial condition, business, operations, or prospects of the Borrower or the occurrence of any Event of Default or default under this Agreement or under any other agreement for borrowed money.

d)     Do all things necessary to maintain in good standing its corporate existence and preserve and keep all material agreements, rights, franchises, licenses, operations, contracts or other arrangements in full force and effect.

e)     Take all necessary actions to ensure that the Bank Security and its obligations hereunder will rank ahead of all other indebtedness of and all other security granted by the Borrower.

f)      Pay all taxes, assessments and government charges unless such taxes, assessments, or charges are being contested in good faith and appropriate reserves shall be made with funds set aside in a separate trust fund.

g)     Provide the Bank with information and financial data as it may request from time to time.

h)     Maintain property, plant and equipment in good repair and working condition.

i)      Inform the Bank of any actual or probable litigation and furnish the Bank with copies of details of any litigation or other proceedings, which might affect the financial condition, business, operations, or prospects of the Borrower.

j)      Provide such additional security and documentation as may be required from time to time by the Bank or its solicitors.

k)     Continue to carry on the business currently being carried on by the Borrower its subsidiaries and each of the Guarantors at the date hereof.

l)      Maintain adequate insurance on all of its assets, undertakings, and business risks.

m)    Permit the Bank or its authorized representatives full and reasonable access to its premises, business, financial and computer records and allow the duplication or extraction of pertinent information therefrom.

8. STANDARD NEGATIVE COVENANTS

So long as any amounts remain outstanding and unpaid under this Agreement or so long as any commitment under this Agreement remains in effect, the Borrower will not and will ensure that its subsidiaries and each of the Guarantors will not:

a)     Create, incur, assume, or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest, assignment, charge, or encumbrance (including without limitation, any conditional sale, or other title retention agreement, or finance lease) of any nature, upon or with respect to any of its assets or undertakings, now owned or hereafter acquired, except for those Permitted Liens, if any, set out in the Letter.

b)     Create, incur, assume or suffer to exist any other indebtedness for borrowed money (except for indebtedness resulting from Permitted Liens, if any) or guarantee or act as surety or agree to indemnify the debts of any other Person.

c)     Merge or consolidate with any other Person, or acquire all or substantially all of the shares, assets or business of any other Person.

d)     Sell, lease, assign, transfer, convey or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of subsidiaries, receivables and leasehold interests), except for inventory disposed of in the ordinary course of business.

e)     Terminate or enter into a surrender of any lease of any property mortgaged under the Bank Security.

f)      Cease to carry on the business currently being carried on by each of the Borrower, its subsidiaries, and the Guarantors at the date hereof.

g)    Permit any change of ownership or change in the capital structure of the Borrower.

9. ENVIRONMENTAL

The Borrower represents and warrants (which representation and warranty shall continue throughout the term of this Agreement) that the business of the Borrower, its subsidiaries and each of the Guarantors is being operated in compliance with applicable laws and regulations respecting the discharge, omission, spill or disposal of any hazardous materials and that any and all enforcement actions in respect thereto have been clearly conveyed to the Bank.

The Borrower shall, at the request of the Bank from time to time, and at the Borrower’s expense, obtain and provide to the Bank an environmental audit or inspection report of the property from auditors or inspectors acceptable to the Bank.

The Borrower hereby indemnifies the Bank, its officers, directors, employees, agents and shareholders, and agrees to hold each of them harmless from all loss, claims, damages and expenses (including legal and audit expenses) which may be suffered or incurred in connection with the indebtedness under this Agreement or in connection with the Bank Security.

10. STANDARD EVENTS OF DEFAULT

The Bank may accelerate the payment of principal and interest under any committed credit facility hereunder and cancel any undrawn portion of any committed credit facility hereunder, at any time after the occurrence of any one of the following Events of Default:

a)      Non-payment of principal outstanding under this Agreement when due or non-payment of interest or fees outstanding under this Agreement within 3 Business Days of when due.

b)      If any representation, warranty or statement made hereunder or made in connection with the execution and delivery of this Agreement or the Bank Security is false or misleading at any time.

c)      If there is a breach or non-performance or non-observance of any term or condition of this Agreement or the Bank Security and, if such default is capable to being remedied, the default continues unremedied for 5 Business Days after the occurrence.

d)      If the Borrower, any one of its subsidiaries, or, if any of the Guarantors makes a general assignment for the benefit of creditors, files or presents a petition, makes a proposal or commits any act of bankruptcy, or if any action is taken for the winding up, liquidation or the appointment of a liquidator, trustee in bankruptcy, custodian, curator, sequestrator, receiver or any other officer with similar powers or if a judgment or order shall be entered by any court approving a petition for reorganization, arrangement or composition of or in respect of the Borrower, any of its subsidiaries, or any of the Guarantors or if the Borrower, any of its subsidiaries, or any of the Guarantors is insolvent or declared bankrupt.

e)      If there exists a voluntary or involuntary suspension of business of the Borrower, any of its subsidiaries, or any of the Guarantors.

f)       If action is taken by an encumbrancer against the Borrower,  any of its subsidiaries, or any of the Guarantors to take possession of property or enforce proceedings against any assets.

g)      If any final judgment for the payment of monies is made against the Borrower, any of its subsidiaries, or any of the Guarantors and it is not discharged within 30 days from the imposition of such judgment.

h)      If there exists an event, the effect of which with lapse of time or the giving of notice, will constitute an event of default or a default under any other agreement for borrowed money in excess the Cross Default Threshold entered into by the Borrower, any of its subsidiaries, or any of the Guarantors.

i)       If the Bank Security is not enforceable or if any party to the Bank Security shall dispute or deny any liability or any of its obligations under the Bank Security.

j)       If, in the Bank’s determination, a material adverse change occurs in the financial condition, business operations or prospects of the Borrower, any of the Borrower’s subsidiaries, or any of the Guarantors.

11. ACCELERATION

If the Bank accelerates the payment of principal and interest hereunder, the Borrower shall immediately pay to the Bank all amounts outstanding hereunder, including without limitation, the amount of unmatured B/As and LIBOR Loans and the amount of all drawn and undrawn  L/Gs and  L/Cs.  All cost to the Bank of unwinding LIBOR Loans and all loss suffered by the Bank in re-employing amounts repaid will be paid by the Borrower.

The Bank may demand the payment of principal and interest under the Operating Loan (and any other uncommitted facility) hereunder and cancel any undrawn portion of the Operating Loan (and any other uncommitted facility) hereunder, at any time whether or not an Event of Default has occurred.

12. CURRENCY INDEMNITY

US$ loans must be repaid with US$ and CDN$ loans must be repaid with CDN$ and the Borrower shall indemnify the Bank for any loss suffered by the Bank if US$ loans are repaid with CDN$ or vice versa, whether such payment is made pursuant to an order of a court or otherwise.

13. TAXATION ON PAYMENTS

All payments made by the Borrower to the Bank will be made free and clear of all present and future taxes (excluding the Bank’s income taxes), withholdings or deductions of whatever nature.  If these taxes, withholdings or deductions are required by applicable law and are made, the Borrower, shall, as a separate and independent obligation, pay to the Bank all additional amounts as shall fully indemnify the Bank from any such taxes, withholdings or deductions.

14. REPRESENTATION

No representation or warranty or other statement made by the Bank concerning any of the credit facilities shall be binding on the Bank unless made by it in writing as a specific amendment to this Agreement.

15. ADDED COST

If the introduction of or any change in any present or future law, regulation, treaty, official or unofficial directive, or regulatory requirement, (whether or not having the force of law) or in the interpretation or application thereof, relates to:

i)      the imposition or exemption of taxation of payments due to the Bank or on reserves or deemed reserves in respect of the undrawn portion of any Facility or loan made available hereunder; or,

ii)     any reserve, special deposit, regulatory or similar requirement against assets, deposits, or loans or other acquisition of funds for loans by the Bank; or,

iii)    the amount of capital required or expected to be maintained by the Bank as a result of the existence of the advances or the commitment made hereunder;

and the result of such occurrence is, in the sole determination of the Bank, to increase the cost of the Bank or to reduce the income received or receivable by the Bank hereunder, the Borrower shall, on demand by the Bank, pay to the Bank that amount which the Bank estimates will compensate it for such additional cost or reduction in income and the Bank’s estimate shall be conclusive, absent manifest error.

16. EXPENSES

The Borrower shall pay, within 5 Business Days following notification, all fees and expenses (including but not limited to all legal fees) incurred by the Bank in connection with the preparation, registration and ongoing administration of this Agreement and the Bank Security and with the enforcement of the Bank’s rights and remedies under this Agreement or the Bank Security whether or not any amounts are advanced under the Agreement. These  fees and expenses shall include, but not be limited, to all outside counsel fees and expenses and all in-house legal fees and expenses, if in-house counsel are used, and all outside professional advisory fees and expenses. The Borrower shall pay interest on unpaid amounts due pursuant to this paragraph at the Prime Rate plus 2% per annum.

17. NON WAIVER

Any failure by the Bank to object to or take action with respect to a breach of this Agreement or any Bank Security or upon the occurrence of an Event of Default shall not constitute a waiver of the Bank’s right to take action at a later date on that breach. No course of conduct by the Bank will give rise to any reasonable expectation which is in any way inconsistent with the terms and conditions of this Agreement and the Bank Security or the Bank’s rights thereunder.

18. EVIDENCE OF INDEBTEDNESS

The Bank shall record on its records the amount of all loans made hereunder, payments made in respect thereto, and all other amounts becoming due to the Bank under this Agreement.  The Bank’s records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank pursuant to this Agreement.

The Borrower will sign an Indemnity Agreement for all L/Cs and  L/Gs issued by the Bank.

19. OTHER AGREEMENTS

This Agreement replaces any previous letter agreements dealing specifically with terms and conditions of the credit facilities described in the Letter. Agreements relating to other credit facilities made available by the Bank continue to apply for those other credit facilities.

20. ASSIGNMENT

The Bank may assign or grant participation in all or part of this Agreement or in any loan made hereunder without notice to and without the Borrower’s consent.

The Borrower may not assign or transfer all or any part of its rights or obligations under this Agreement.

21. RELEASE OF INFORMATION

The Borrower hereby irrevocably authorizes and directs the Borrower’s accountant, (the “Accountant”) to deliver all financial statements and other financial information concerning the Borrower to the Bank and agrees that the Bank and the Accountant may communicate directly with each other.

22. SET-OFF

In addition to and not in limitation of any rights now or hereafter granted under applicable law, the Bank may at any time and from time to time without notice to the Borrower or any other Person, any notice being expressly waived by the Borrower, set-off and compensate and apply any and all deposits, general or special, time or demand, provisional or final, matured or unmatured, in any currency, and any other indebtedness at any time owing by the Bank, to or for the credit of or the account of the Borrower against and on account of the indebtedness  and liability under this Agreement notwithstanding that any of them are contingent or unmatured or in a different currency than the indebtedness and liability under this Agreement.

When applying a deposit in a different currency than the indebtedness and liability under this Agreement to the indebtedness and liability under this Agreement, the Bank will convert the deposit to the currency of the indebtedness and liability under this Agreement using the Bank’s noon spot rate of exchange for the conversion of such currency.

23. MISCELLANEOUS

i)       The Borrower has received a signed copy of this Agreement;

ii)      If more than one Person, firm or corporation signs this Agreement as the Borrower, each party is jointly and severally liable hereunder, and the Bank may require payment of all amounts payable under this Agreement from any one of them, or a portion from each, but the Bank is released from any of its obligations by performing that obligation to any one of them;

iii)     Accounting terms will (to the extent not defined in this Agreement) be interpreted in accordance with accounting principles established from time to time by the Canadian Institute of Chartered Accountants (or any successor) consistently applied, and all financial statements and information provided to the Bank will be prepared in accordance with those principles;

iv)     This Agreement is governed by the law of the Province or Territory where the Branch/Centre is located.

v)      Unless stated otherwise, all amounts referred to herein are in Canadian dollars

24. DEFINITIONS

Capitalized Terms used in this Agreement shall have the following meanings:

“All-In Rate” means the greater of the Interest Rate that the Borrower pays for Prime Based Loans (which for greater certainty includes the percent per annum added to the Prime Rate) or the highest Fixed Rate paid for Fixed Rate Loans.

“Agreement” means the agreement between the Bank and the Borrower set out in the Letter and this Schedule “A” — Standard Terms and Conditions.

“Business Day” means any day (other than a Saturday or Sunday) that the Branch/Centre is open for business.

“Business Plan/Forecast” means, for any fiscal year, a business plan and financial forecast in respect of the Borrower for such fiscal year, in form reasonably acceptable to the Bank and certified by a senior officer/representative of the Borrower.

“Branch/Centre” means The Toronto-Dominion Bank branch or banking centre noted on the first page of the Letter, or such other branch or centre as may from time to time be designated by the Bank.

“Face Amount” means, in respect of:

(i)     a B/A, the amount payable to the holder thereof on its maturity;

(ii)    A L/C or L/G, the maximum amount payable to the beneficiary specified therein or any other Person to whom payments may be required to be made persuant to such L/C or L/G.

“Fixed Rate Loan” means any loan drawn down, converted or extended under a Credit Facility at an interest rate which is fixed for a term, instead of referenced to a variable rate such as the Prime Rate.

“Inventory Value” means, at any time of determination, the total value (based on the lower of cost or market) of the Borrower’s inventories that are subject to the Bank Security (other than (i) those inventories supplied by trade creditors who at that time have not been fully paid therefor and would have a right to repossess all or part of such inventories if the Borrower were then either bankrupt or in receivership, (ii) those inventories comprising work in process and (iii) those inventories that the Bank may from time to time designate in its sole discretion) minus the total amount of any claims, liens or encumbrances on those inventories having or purporting to have priority over the Bank.

“Letter” means the letter from the Bank to the Borrower to which this Schedule “A” —  Standard Terms and Conditions is attached.

“Letter of Credit” or “L/C” means, unless specifically limited elsewhere in this Agreement, a documentary letter of credit or similar instrument in form and substance satisfactory to the Bank.

“Letter of Guarantee” or “L/G” means, unless specifically limited elsewhere in this Agreement, a stand-by letter of guarantee or similar instrument in form and substance satisfactory to the Bank.

“Person” includes any individual, sole proprietorship, corporation, partnership, joint venture, trust, unincorporated association, association, institution, entity, party, or government (whether national, federal, provincial, state, municipal, city, county, or otherwise and including any instrumentality, division, agency, body, or department thereof).

“Purchase Money Security Interest” means a security interest on an asset which is granted to a lender or to the seller of such asset in order to secure the purchase price of such asset or a loan incurred to acquire such asset, provided that the amount secured by the security interest does not exceed the cost of the asset and provided that the Borrower provides written notice to the Bank prior to the creation of the security interest.

“Receivable Value” means, at any time of determination, the total value of those of the Borrower’s trade accounts receivable that are subject to the Bank Security other than (i) those accounts then outstanding for 90 days, (ii) those accounts owing by Persons, firms or corporations affiliated with the Borrower, (iii) those accounts that the Bank may from time to time designate in its sole discretion, (iv) those accounts subject to any claim, liens, or encumbrance having or purporting to have priority

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over the Bank, (v) those accounts which are subject to a claim of set-off by the obligor under such account, MINUS the total amount of all claims, liens, or encumbrances on those receivables having or purporting to have priority over the Bank.

“Receivables/Inventory Summary” means a summary of the Customer’s trade account receivables and inventories, in form as the Bank may require and certified by a senior officer/representative of the Borrower.

“US$ Equivalent” means, on any date, the equivalent amount in United States Dollars after giving effect to a conversion of a specified amount of  Canadian Dollars to United States Dollars at the Bank’s noon spot rate of exchange for Canadian Dollars to United States Dollars established by the Bank for the day in question.